                                                                     Exhibit 2.8



                            FIRST AMENDING AGREEMENT

     First Amending Agreement (the "AGREEMENT") dated as of December 15, 2004 between Bolton Steel Tube Co. Ltd., an Ontario corporation (the "SELLER"), BST Acquisition, Ltd., a New Brunswick corporation (the "PURCHASER") and Winston Penny and Henry Koury, Executives (together, the "PRINCIPALS").

                                    RECITALS

     WHEREAS the Seller, Purchaser and Principals are parties to an Asset Purchase Agreement dated on or about July 22, 2004 (the "PURCHASE AGREEMENT") pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase substantially all of the assets and business of Seller located at 2495 Haines Rd., Mississauga, Ontario;

     AND WHEREAS the parties hereto wish to amend the terms of the Purchase Agreement in the manner set forth herein;

     NOW THEREFORE in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto do hereby agree as follows:

SECTION 1    DEFINED TERMS.

     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in the Purchase Agreement.

SECTION 2    EXTENSION OF OUTSIDE CLOSING DATE.

     The parties agree that the references in Sections 1.1, 1.6(a), 1.6(b), 1.6(c) and 1.8 of the Purchase Agreement to "December 15, 2004" and the reference in Section 1.6(d) of the Purchase Agreement to "December 31, 2004", are hereby all amended to refer to "February 15, 2005".

SECTION 3         PAYMENT OF SELLERS OUT-OF-POCKET EXPENSES.

(1) Purchaser hereby further agrees to pay to Seller by certified cheque or bank draft, at Closing, the following incremental out-of-pocket expenses or costs of Seller, against delivery of invoices or other reasonable evidence of Seller having incurred such costs or expenses:

                                                         Estimated Amounts
                                                         -----------------
Equipment for Haines Rd. purchased after June/04                  $100,000

ABN-Amro (audit fees)                                               10,000

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                                      -2-

ABN-Amro (renewal fees)                                              5,000
Computer costs (re: Mississauga)                                     5,000
December Statutory Holidays
                                                                    34,000
Exhaust Units
                                                                    43,000

Furniture (not included, in Excess Steel appraisal)                 28,000
                                                                    ------
                                                                  $225,000
                                                                  ========


 (2) The parties agree to update, on or prior to the Closing Date, the Schedules to the Purchase Agreement to reflect the additional Purchased Assets referred to above.

SECTION 4         INVENTORY.

(1) For greater certainty, Seller can continue to purchase steel inventory in the ordinary course for use in the Business from the date hereof to the Closing Date provided, however, that Purchaser must approve, acting reasonably and in a timely manner, any purchase order for any such purchases (which purchase orders shall specify the supplier, the type of steel, the purchase price and other material terms, including date of delivery). In no event shall any such purchases of steel inventory exceed 1500 tons for such period.

(2) Notwithstanding Section 1.7(e) of the Purchase Agreement Purchaser hereby agrees to pay the greater of (i) fair market value and (ii) the laid-down cost of any such inventory purchased during such period which otherwise constitutes Purchased Inventory.

SECTION 5         CONFIRMATION.

         Except as otherwise amended hereby, the Purchase Agreement shall remain in full force and effect in accordance with its terms. From and following the date hereof, each reference in the Purchase Agreement to "this Agreement" and each reference to the Purchase Agreement in any and all other agreements, documents and instruments delivered by Seller, Purchaser and Principals or any other Person shall mean and be a reference to the Purchase Agreement as amended by this Agreement. The parties further agree that the Specified 45th Date referred to in Section 1.6(a) of the Purchase Agreement is September 7, 2004.

SECTION 6         GOVERNING LAW.

         This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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                                      -3-

SECTION 7         CONFLICT OR INCONSISTENCY.

         In the event there is any conflict or inconsistency between the provisions of this Agreement and any of the provisions of the Purchase Agreement, the provisions of this Agreement shall prevail.

SECTION 8         COUNTERPARTS.

         This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which when so executed shall be deemed to be an original and the counterparts together shall constitute one and the same agreement.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.



                             BST ACQUISITION, LTD.

                             By:    /s/ Peter Farquhar
                                    -------------------------------------------
                                    Name:

                                    Title: Chairman

                             BOLTON STEEL TUBE CO. LTD.

                             By:    /s/ Peter Farquhar
                                    -------------------------------------------
                                    Name:

                                    Title: Chairman

                             /s/ Winston Penny
----------------------       --------------------------------------------------
WITNESS                      WINSTON PENNY

                             /s/ Henry Koury
----------------------       --------------------------------------------------
WITNESS                      HENRY KOURY